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                                                                     EXHIBIT 2.6


                                                                   July 25, 1996


Kenneth H. Moye,
Lee Brady
and Diamond Leasing Corporation
78 Southgate Boulevard
Southgate Industrial Center
New Castle, Delaware  19720

Gentlemen:

   Re:   Closing Letter Agreement

   Reference is made to a certain Stock Purchase Agreement among each of you and Rent-Way, Inc., dated on or about July 20, 1996 (the "Purchase Agreement"). This letter is intended to set forth certain agreements and understandings with respect to the Closing of the transactions provided for in, and certain amendments of, the Purchase Agreement, as follows:

   1. Each specially capitalized term not otherwise defined in this letter agreement shall have the meaning set forth in the Purchase Agreement.

   2. Based on the Closing Certificate, the preliminary Purchase Price adjustment pursuant to Section 2.2(b) results in a reduction of the Purchase Price by $2,164,904.74.

   3.  The Purchase Agreement is amended as follows:

     i. Exhibit A to the Purchase Agreement is amended to read in its entirety as set forth on Attachment A to this letter agreement.

     ii. A new Section 1.1(s) is hereby amended to read in its entirety as follows:

       "(s) "Liabilities" shall mean all liabilities and obligations of every nature of the Corporation, whether absolute, accrued, contingent, known, unknown, matured, unmatured or otherwise, and whether or not disclosed or required to be disclosed or
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July 25, 1996
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  provided for in the Corporation's financial statements in accordance with
  GAAP or pursuant to this Agreement, including but not limited to (A) all trade accounts payable, and (B) all liabilities and obligations pursuant to any agreement the Corporation is a party to; provided, however, that excluded from "Liabilities" are (w) any liability for any period prior to the Closing Date resulting from the Corporation's change in depreciation methods to the proper method (as effectuated by its filing of IRS Form 3115 on or about July 24, 1996 so long as other deductions available to the Corporation result in no Taxes being paid by the Corporation on account of such change; (x) contingent claims, known or unknown, to the extent the Corporation carries adequate insurance coverage; (y) the Deferred Tax Liability on the Corporation's balance sheet as of June 30, 1996 to the extent that it does not exceed $30,000; and (z) all interest charges, service charges, penalties or other like assessments accruing from and after the Closing Date. If the Net Book Value of Total Assets exceeds $2,490,000 as of the close of business on the day before the Closing, the amount of Liabilities determined as set forth above shall be reduced by: (i) $26,400 on account of prepaid federal income taxes and (ii) the amount of cash and cash equivalents of the Corporation as of the close of business on the date prior to Closing; provided, however, that the amount of such reduction shall not exceed in aggregate the amount by which the Net Book Value of Total Assets exceeds $2,490,000 as of the close of business on the day before the Closing."

     iii. Brady and Buyer agree that, for purposes of Section 2.3(a) and Exhibit A (as amended), the "Market Price" shall be determined based on the 20 consecutive trading days ending on July 22, 1996 and shall be $12.28.

     iv. Section 4.15 is hereby amended to change the third sentence thereof to read in its entirety as follows:

       "Sellers hereby acknowledge their liability for any additional Taxes due as a result of the Corporation's failure to use MACRS or as a result of any such change in depreciation method; provided, however, that Buyer agrees that Sellers' liability hereunder shall
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July 25, 1996
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  be limited to the amount by which the dollar amount of the additional Taxes exceeds the amount of tax benefit obtained by the Corporation or Buyer resulting from any allowable expense deduction on account of Brady's exercise of the Option.

     v. Section 9.1 is hereby amended to add the words "and Section 4.15 (Tax Matters)" immediately after the word "(Title)" in said Section 9.1.

     vi. Section 9.2(a)(iv) is hereby amended to read in its entirety as follows:

       "(iv) any liabilities and obligations for taxes which are or shall be incurred with respect to the operation of the Corporation on or prior to the Closing Date which shall not have been fully reserved or accrued for on the Corporation's Financial Statements, except to the extent that any election by the Buyer under any tax law shall have the effect of increasing any liability or obligation for any tax with respect to the operations of the Corporation or prior to the Closing Date; in addition, Sellers agree to indemnify the Buyer and Corporation for all Taxes to the extent provided for in the third sentence of Section 4.15 (as amended) and further agree that the third sentence of Section 4.15 is a covenant and agreement, and not a representation and warranty."

     vii. A new Section 10.3 is added to the Purchase Agreement that shall read in its entirety as follows:

       "10.3  Tax Returns and Related Matters.

         (a) Sellers shall cause to be prepared, on a timely basis and at Seller's expense, all tax returns required to be filed by the Corporation for any period which ends prior to June 30, 1996, provided that all such returns shall be submitted to Buyer prior to filing and shall not be filed without the prior written consent of Buyer. Buyer and Sellers shall cause such returns to be filed on a prompt and timely basis.

         (b) Buyer shall cause Coopers & Lybrand LLP to prepare, on a timely basis and at Buyer's expense, all tax returns required to be filed by the Corporation for any
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July 25, 1996
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  period beginning after June 30, 1996, provided that all such returns shall be submitted to Sellers for review prior to filing. Buyer and Sellers shall cause such returns to be filed on a prompt and timely basis.

         (c) Buyer and Sellers shall cooperate and assist each other regarding all such returns. Any elections permitted to be made by or on behalf of the Corporation shall be made by Buyer; provided, however, that the foregoing shall not supersede the provisions of Section 9.2(a)(iv) and
         (a)(v)."

   4. The following pages of the Purchase Agreement have been corrected and attached hereto as Attachment B in their restated form: Pages 1, 15, 20, 22, 27, 29, 30, 31, A1, B4, C5 and F2, which, the parties agree shall be substituted for the initial, marked or incomplete pages. In addition, the Schedules to the Purchase Agreement are attached hereto as part of Attachment B.

   5. Simultaneously herewith, Brady has delivered to the Corporation a letter in which he has agreed to pay to the Corporation or its successors all withholding taxes within the time period set forth therein.

   If the foregoing correctly sets forth our agreement, please so confirm by signing a copy of this letter and returning it to the undersigned.

            Very truly yours,

            RENT-WAY, INC.

            By /s/ WILLIAM E. MORGENSTERN
               --------------------------
                    (Title)


AGREED TO AND CONFIRMED
as of the date of this letter

/s/ KENNETH H. MOYE
- -------------------
Kenneth H. Moye
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July 25, 1996
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/s/ LEE BRADY
- -------------
Lee Brady


DIAMOND LEASING CORPORATION

By /s/ KENNETH H. MOYE
   ------------------------
  Kenneth H. Moye, President

CORPORATE:72527_1 (1JYN_1)
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                                  ATTACHMENT A



                     [Amended Exhibit A is attached hereto]
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                                   EXHIBIT A

                           PAYMENT OF PURCHASE PRICE


1. $2,970,071.45 of the Purchase Price, representing seventy-five percent (75%) of the Purchase Price, (as adjusted pursuant to Sections 2.2 and 2.3 of the Agreement) shall be paid by check or wire transfer to Moye at the Closing.

2. $990,023.81 of the Purchase Price, representing twenty-five (25%) of the Purchase Price, (as adjusted pursuant to Sections 2.2 and 2.3 of the Agreement) (the "Brady Amount") shall be paid to, or for the account of, Brady as follows:

   A. 20,358 shares of Rent-Way, Inc. Common Stock having a Market Value (as hereinafter defined) of $250,000 shall be delivered into an Escrow Account to be established on terms mutually agreeable to Brady and Buyer for a period of two (2) years. The shares shall be restricted stock, subject to, among other regulations, Securities and Exchange Commission Rule 144 holding period and other restrictions and otherwise subject to the terms and conditions of a Shareholder's Agreement substantially in the form of Exhibit E. The term "Market Value" shall mean the average closing price of Rent-Way, Inc. Common Stock as reported in the Wall Street Journal for the 20 trading days ending on July 22, 1996. The balance of the Brady Amount shall be paid in cash (the "Non-Stock Amount") as hereinafter provided.

 B.  $150,000 of the Non-Stock Amount shall be wire transferred to Brady at the
                                   Closing.

   C. The Buyer shall wire transfer the balance of the Non-Stock Amount to Brady's attorneys for deposit Raymond James Associates, Inc. ("RJA") to be held and disbursed by RJA in the manner provided for in the Escrow Agreement attached hereto as Appendix A and providing for (a) disbursement of monies to Brady to pay federal and state taxes and (b) the payment of $100,000 to Brady on the first anniversary of the Closing Date and the balance to Brady on the second anniversary of the Closing Date. Brady's attorneys are also authorized to disburse funds to Diamond representing Brady's federal tax liabilities as set forth in that letter of July 25, 1996 attached hereto as Attachment D.

3. In addition to the Purchase Price, Brady shall receive an additional cash payment at Closing of $20,000 which shall be paid by wire transfer to Brady. [employment signing bonus]